                                                                     EXHIBIT 4.1

                                CREDIT AGREEMENT


                           DATED AS OF MARCH 15, 1996


                                    BETWEEN


                                   SPSS INC.


                                      AND


                            BANK OF AMERICA ILLINOIS





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
                               TABLE OF CONTENTS

 Section                                                               Page

 ARTICLE I
                           DEFINITIONS AND FINANCIAL                     1
 REQUIREMENTS.
 1.01  Definitions                                                       1
 1.02  Financial Requirements                                            4

 ARTICLE II
                             THE CREDIT FACILITY                         4

 2.01  The Revolving Facility                                            4
 2.02  Advances Under the Revolving Facility                             4
 2.03  Mandatory Payment                                                 5
 2.04  Commitment Fee                                                    5
 2.05  Automatic Conversion                                              5
 2.06  Early Termination of Commitment                                   5


                                  ARTICLE III

           EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS      5

3.01  Requests for Credit                                                5
3.02  Disbursements                                                      5
3.03  Payments                                                           6
3.04  Evidence of Indebtedness                                           6
3.05  Interest Calculation                                               6
3.06  Late Payments; Compounding                                         6
3.07  Business Day                                                       6
3.08  Taxes and Other Charges                                            6
3.09  Illegality                                                         7
3.10  Increased Costs                                                    7
3.11  Funding Losses                                                     7
3.12  Inability to Determine Rates                                       7
3.13  Certificate of the Bank                                            8
3.14  Survival                                                           8

ARTICLE IV
                   CONDITIONS TO AVAILABILITY OF CREDIT                  8

4.01  Conditions to First Extension of Credit                            8
4.02  Conditions to Each Extension of Credit                             8



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
ARTICLE V
                        REPRESENTATIONS AND WARRANTIES                     9

5.01  Corporate Existence and Power                                        9
5.02  Authorization                                                        9
5.03  Enforceability                                                       9
5.04  Compliance with Laws                                                 9
5.05  Permits, Franchises                                                  9
5.06  Litigation                                                          10
5.07  No Event of Default                                                 10
5.08  Other Obligations                                                   10
5.09  Tax Returns                                                         10
5.10  Information Submitted                                               10
5.11  No Material Adverse Effect                                          10
5.12  ERISA                                                               10
5.13  Environmental Matters                                               10

ARTICLE VI
                           AFFIRMATIVE COVENANTS                          11

6.01  Notices of Certain Events                                           11
6.02  Financial and Other Information                                     11
6.03  Books, Records, Audits and Inspections                              12
6.04  Use of Facility                                                     12
6.05  Insurance                                                           12
6.06  Compliance with Laws                                                12
6.07  Change in Name, Structure or Location                               12
6.08  Existence and Properties                                            12
6.09  Additional Acts                                                     12
6.10  Existing Facility                                                   12

ARTICLE VII
                            NEGATIVE COVENANTS                            13

7.01  Other Indebtedness                                                  13
7.02  Liens                                                               13
7.03  Acquisitions                                                        13
7.04  Dividends                                                           13
7.05  Loans                                                               13
7.06  Liquidations and Mergers                                            14
7.07  Sale of Assets                                                      14
7.08  Business Activities; ERISA                                          14
7.09  Regulations G, T, U, and X                                          14
7.10  Quick Ratio.                                                        14
7.11  Tangible Net Worth                                                  14
7.12  Total Liabilities to Tangible Net Worth                             15
7.13  Consecutive Quarterly Losses; Losses in One Quarter                 15



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ARTICLE VIII
                               EVENTS OF DEFAULT                          15

8.01  Events of Default                                                   15

       (a)  Failure to Pay                                                15
       (b)  Breach of Representation or Warranty                          15
       (c)  Specific Defaults                                             15
       (d)  Other Defaults                                                15
       (e)  Trade Suits                                                   15
       (f)  Judgments                                                     15
       (g)  Failure to Pay Debts; Voluntary Bankruptcy                    15
       (h)  Involuntary Bankruptcy                                        15
       (i)  Default of Other Financial Obligations                        16
       (j)  Default under other Credit Documents                          16
       (k)  Default of Other Bank Obligations                             16
       (l)  Material Adverse Effect                                       16
       (o)  Change of Control                                             16
8.02  Remedies                                                            16

                                   ARTICLE IX

                                 MISCELLANEOUS                            17

9.01  Successors and Assigns                                              17
9.02  Consents and Waivers                                                17
9.03  Governing Law                                                       17
9.04  Costs and Attorneys' Fees                                           17
9.05  Integration; Amendment                                              17
9.06  Borrower's Documents                                                17
9.07  Participations                                                      17
9.08  General Indemnification                                             18
9.09  Arbitration; Reference Proceeding                                   18
9.10  Notices                                                             18
9.11  Headings; Interpretation                                            19
9.12  Severability                                                        19
9.13  Counterparts                                                        19
9.14  Termination of Existing Facility.                                   19



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                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (as amended or otherwise modified from time to time, this "Agreement") is entered into as of March 15, 1996 between SPSS INC. (the "Borrower"), and BANK OF AMERICA ILLINOIS (the "Bank").

     In consideration of the mutual covenants and agreements contained herein, the Borrower and the Bank agree as follows:

                                   ARTICLE I

                    DEFINITIONS AND FINANCIAL REQUIREMENTS.

     1.01 Definitions. The following terms (including plural and singular versions thereof) have the meanings indicated:

     "Advance":  an advance hereunder.

     "Availability Period": the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) March 15, 1997, and (b) the date on which the Bank's commitment to extend credit hereunder terminates.

     "Borrowing Base": as of any date of determination, an amount equal to the sum of 75% of the value of all Eligible Accounts outstanding at such date.

     "Borrowing Base Certificate": a certificate setting forth the Borrowing Base and related calculations, duly executed by a responsible officer of the Borrower, in form and substance satisfactory to the Bank.

     "Business Day": any day other than a Saturday, a Sunday, or other day on which commercial banks in Chicago, Illinois, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Advance, means such a day on which dealings are carried on in the applicable offshore interbank market.

     "Closing Date": the date on which all conditions to the initial extension of credit hereunder are satisfied.

     "Compliance Certificate": a certificate setting forth compliance with the financial covenants contained herein and the related calculations, duly executed by a responsible officer of the Borrower, in form and substance satisfactory to the Bank.

     "Credit Documents": collectively, this Agreement and each other agreement, document and instrument now or hereafter delivered to the Bank in connection with the credits established herein and the transactions contemplated hereby.

     "Credit Limit":  the amount $5,000,000.


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     "Default":  any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

     "Dollars", "dollars" and "$":  each, lawful money of the United States.

     "Eligible Account": at the time of any determination thereof, any bone fide account receivable of the Borrower net of applicable reserves, according to GAAP, arising in the ordinary course of the Borrower's business, as to which each of the following requirements has been met to the satisfaction of the
Bank:

          (a) The Borrower has lawful and absolute title to such account and such account is, in the Borrower's reasonable judgment, collectible in the ordinary course of business;

          (b) Such account is not subject to any lien or encumbrance in favor of any person, or any bona fide dispute, setoff, counterclaim or other claim or defense on the part of any person (including the obligor thereon of the account) denying liability thereunder; and

          (c) Such account is denominated in U.S. dollars, and the obligor on such account is not located outside of the United States.

     "Environmental Laws": any foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, any and all requirements of law and any and all common law requirements, rules, and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter may be in effect.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

     "Event of Default":  any event listed in Article VIII of this Agreement.

     "Existing Facility": the Credit Agreement dated as of September 16, 1993 between the Borrower and the Bank (formerly known as Continental Bank N.A.), as amended, and all of the agreement, documents and instruments executed in connection therewith.

     "FDIC": the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

     "FRB": the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

     "GAAP" generally accepted accounting principles in effect from time to time in the United States, consistently applied.

     "Hazardous Substance": any hazardous or toxic substance, material, or waste, defined, listed, classified, or regulated as such in or under any Environmental Laws, including asbestos, petroleum, or petroleum products (including gasoline, crude oil, or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

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



     "Material Adverse Effect": (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Credit Document.

     "Offshore Rate": for each Offshore Rate Interest Period, the rate of interest (rounded upward to the next 1/16th of 1%) determined pursuant to the following formula:

            Offshore Rate =                 LIBOR
                            ---------------------
                          1.00 - Eurodollar Reserve Percentage

            Where:

                 "LIBOR" means the rate of interest at which dollar deposits in the approximate amount of the Offshore Rate Advance to be made and having a maturity comparable to such Offshore Rate Interest Period would be offered by the Bank's London Branch (or such other office as may be designated for such purpose by the Bank) to major banks in the London interbank market upon request of such banks at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Offshore Rate Interest Period.

                 "Eurodollar Reserve Percentage" means, for any Offshore Rate
            Interest Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on the first day of such Offshore Rate Interest Period (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Offshore Rate Interest Period.

     "Offshore Rate Advance": an Advance for which interest is based on the Offshore Rate.

     "Offshore Rate Interest Period": for each Offshore Rate Advance the period commencing on the date the Offshore Rate Advance begins to bear interest at a rate based on the Offshore Rate and ending one, two, three or six months thereafter, as requested by the Borrower, or at such other period as agreed by the Bank and the Borrower at the time the Borrower requests the Advance; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the applicable offshore interbank markets as from time to time in effect, and provided further that no such interest period shall extend beyond the last day of the Availability Period.

     "Plan": an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions, including any pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.


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


     "Reference Rate": for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Chicago, Illinois, as its "reference rate." It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Reference Rate Advance": an Advance that bears interest based on the Reference Rate.

     "Revolving Facility":  the line of credit described in Section 2.01.

     "Subsidiary": of the Borrower, any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Borrower or one or more Subsidiaries of the Borrower or a combination thereof.

     "Tangible Net Worth": the gross book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

     1.02 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP.

                                   ARTICLE II

                              THE CREDIT FACILITY

     2.01 The Revolving Facility. From time to time during the Availability Period, subject to the terms and provisions hereof, the Bank, on a revolving basis, will make dollar Advances to the Borrower ("Advances"). The aggregate of all Advances may not exceed at any one time the lesser of: (a) the Credit Limit, and (b) the Borrowing Base, calculated as of the date of the most recently delivered Borrowing Base Certificate.

     2.02 Advances Under the Revolving Facility. Subject to the other provisions of this Section, Advances under the Revolving Facility shall bear interest at a rate per annum equal to the Reference Rate. The Borrower shall pay interest quarterly, on the last day of each calendar quarter until the last day of the Availability Period, on which date all accrued and unpaid interest shall be due and payable. The Borrower shall repay the principal amount of each Reference Rate Advance on the date such advance is converted into an Offshore Rate Advance under subsection (b) below, and on the last day of the Availability Period.

     (b) In lieu of the interest rate described above, the Borrower may elect during the Availability Period to have all or portions of Advances under the Revolving Facility bear interest at the Offshore Rate plus 1.5% per annum during an Offshore Rate Interest Period, subject to the following requirements:


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


          (i) Each Offshore Rate Advance shall be for an amount not less than a minimum amount satisfactory to the Bank.

          (ii) The Borrower shall pay interest on each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance; provided, however, that if any Interest Period for a Offshore Rate Advance exceeds three months, interest shall also be payable on the date which falls three months after the beginning of such Interest Period and on each date which falls three months after any such interest payment date. The Borrower shall repay the principal balance of each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance, and (if sooner occurring) on the last day of the Availability Period.

          (iii) Any payment of an Offshore Rate Advance prior to the last day of the Offshore Rate Interest Period for such Advance, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by the Bank to an Offshore Rate Advance, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) required by Section 3.11.

     2.03 Mandatory Payment. If at any time and for any reason the aggregate of all Advances exceeds the lesser of (a) the Credit Limit and (b) the Borrowing Base, calculated as of the date of the most recently delivered Borrowing Base Certificate, the Borrower shall make a mandatory prepayment of the Advances in an amount equal to such excess. Payments under this Section may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine.

     2.04 Commitment Fee. The Borrower shall pay to the Bank a commitment fee at the rate of 0.375% per annum on the average daily unused portion of the credit provided under this Agreement. The commitment fee shall be computed on a calendar quarter basis, except for the first period which shall commence on the Closing Date and end on March 31, 1996. The commitment fee shall be payable in arrears on March 31, 1996, on the last day of each successive calendar quarter thereafter, and on the last day of the Availability Period.

     2.05 Automatic Conversion. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, all Offshore Rate Advances shall at the option of the Bank be converted into Reference Rate Advances.

     2.06 Early Termination of Commitment. The Borrower may at any time upon no less than three Business Days' prior written notice, permanently terminate the Bank's commitment to extend credit hereunder by notifying the Bank of the same, and paying in full the entire amount of credit outstanding hereunder, together with any sums due under Section 3.11.

                                  ARTICLE III

            EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS

     3.01 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to the Bank or in any other manner acceptable to the Bank.

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

     3.02 Disbursements. Each extension of credit or disbursement by the Bank under this Agreement shall be made in the funds and for the account of such branch, office or affiliate of the Bank as the Bank may from time to time select.

     3.03 Payments. Each payment by the Borrower under this Agreement shall be made in the funds and at such branch, office or affiliate of the Bank as the Bank may from time to time select, without setoff or counterclaim. The Borrower hereby authorizes the Bank to debit the Borrower's deposit account at the Bank in the amount of principal, interest, fees or any other amount due under this Agreement or under any instrument or agreement required under this Agreement. The Bank may, at its option, debit the account on the date such amounts become due, or, if such due date is not a Business Day, on the next Business Day after such due date. If there are insufficient funds in the account to cover the amount debited to the accounts in accordance with this Section, such debit may be reversed in whole or in part, at the option of the Bank in its sole discretion, and the amount not debited shall be deemed to remain unpaid.

     3.04 Evidence of Indebtedness. Principal, interest and all other sums due to the Bank under this Agreement shall be evidenced by entries in records maintained by the Bank and, if required by the Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest and all other sums due under this Agreement shall be evidenced by entries to records maintained by the Bank. The loan accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the credit extended hereunder and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing.

     3.05 Interest Calculation. Interest based on the Reference Rate shall be computed on the basis of a 365/366-day year, actual days elapsed. All other interest and fees payable under this Agreement shall be computed on the basis of a 360 day year and actual days elapsed, which results in more interest or a larger fee than if a 365-366 day year were used.

     3.06 Late Payments; Compounding. Any sum payable by the Borrower hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus 2% per annum. At the option of the Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

     3.07 Business Day. Any sum payable by the Borrower hereunder which becomes due on a day which is not a Business Day shall be due on the next Business Day after such due date, unless, in the case of an Offshore Rate Advance, the result of such extension would be to carry such Offshore Rate Interest Period into another calendar month, in which event such Offshore Rate Interest Period shall end on the immediately preceding Business Day. Any payments received by the Bank on a day which is not a Business Day shall be deemed to be received on the next Business Day after such date of receipt.

     3.08 Taxes and Other Charges. If any taxes (other than taxes on net income imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement and any instrument or agreement required hereunder were exempt from taxes levied by the Borrower's country) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder including, but not limited

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

to, payments made pursuant to this Section, the Borrower shall pay all such taxes and shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by the Borrower pursuant to this Section. The Borrower will deliver receipts to the Bank within 30 days after the due date for the related tax.

     3.09 Illegality. (a) If the Bank determines that (i) the introduction of any law, rule, regulation, treaty, or determination of an arbitrator or court or other governmental authority or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for the Bank to make or extend any Advance or other credit under this Agreement, or (ii) any order, judgment, or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank from making or extending any Advance or other credit hereunder, then, on notice thereof by the Bank to the Borrower, the obligation of the Bank to make or extend such Advance or other credit shall be suspended until the Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exist.

     (b) If the Bank determines that it is unlawful for it to maintain any Offshore Rate Advance hereunder, the Borrower shall prepay in full all Offshore Rate Advances then outstanding, together with interest accrued thereon, either on the last day of the applicable Offshore Rate Interest Period if the Bank may lawfully continue to maintain such Advances to such day and such loans have an interest period, or immediately, if the Bank may not lawfully continue to maintain such Advances or such loans have no interest period, together with any amounts required to be paid in connection therewith pursuant to Section 3.11.

     3.10 Increased Costs. The Borrower shall pay to the Bank, on demand, the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to this facility in a manner determined by the Bank, using any reasonable method. The costs include (a) any reserve or deposit requirements, and (b) any capital requirements relating to the Bank's assets and commitments for credit.

     3.11 Funding Losses. The Borrower shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of the failure of the Borrower to make any payment or prepayment of principal of any Advance hereunder made at a rate of interest related to the Offshore Rate (including payments made after any acceleration thereof), or to borrow at such a rate, or the prepayment of an Advance which bears interest at such a rate on a day which is not the last day of the interest period with respect thereto (including payments made after any acceleration thereof or because the total amount of credit exceeds the limitations set forth herein), or the redenomination and conversion, upon the occurrence of any Event of Default, of an Advance which bears interest at such a rate; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Advances made at a rate related to the Offshore Rate hereunder or from fees payable to terminate any deposits from which such funds were obtained or deemed obtained.

     3.12 Inability to Determine Rates. The Bank has no obligation to accept an election for an Offshore Rate Advance if (a) dollar deposits in the principal amount, and for the period equal to the interest period, for such Advance are not available in the applicable funding market, or (b) the Offshore

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
Rate does not accurately reflect the cost of such Advance. Nothing contained herein shall, however, obligate the Bank to obtain the funds for any Advance in any particular manner.

     3.13 Certificate of the Bank. If the Bank claims any reimbursement or compensation pursuant to Section 3.10 or Section 3.11 hereof, then the Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Bank thereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

     3.14 Survival. The agreements and obligations of the Borrower under Sections 3.08 through 3.11 hereof shall survive the payment of all other obligations of the Borrower hereunder.

                                   ARTICLE IV

                     CONDITIONS TO AVAILABILITY OF CREDIT.

     The Bank's obligation to extend credit under this Agreement is subject to the Bank's receipt of the following, each in form and substance satisfactory to the Bank:

     4.01 Conditions to First Extension of Credit. Before the first extension of credit:

     (a)  This Agreement, executed by the Borrower;

     (b) Satisfactory evidence of due authorization of the execution, delivery and performance by the Borrower of this Agreement and any other Credit Documents, including certified resolutions, incumbency certificate, articles of incorporation and bylaws;

     (c) If requested by the Bank, an opinion of counsel for the Borrower (which counsel must be satisfactory to the Bank) with respect to such legal matters relating hereto as the Bank may request;

     (d) Certificates of state officials showing that the Borrower is in good standing or qualified to conduct business under the laws of the state of its organization and, if requested by the Bank, in any other state in which the Borrower is required to be so qualified;

     (e) A certificate of an appropriate officer of the Borrower as to the matters set forth in Section 4.02(a) and (b);

     (f)  A Borrowing Base Certificate for the month ending February 29, 1996;

     (g) Payment of any fee or expense required hereunder prior to the first extension of credit; and

     (h) Such other approvals, opinions, documents or instruments as the Bank may request.

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

     4.02 Conditions to Each Extension of Credit. Before each extension or renewal of credit (including pursuant to any election under Section 2.02(b)), including the first:

     (a) The representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of each extension of credit;

     (b) Immediately prior to and immediately after giving effect to such extension of credit, no Default or Event of Default shall exist;

     (c) A Borrowing Base Certificate, dated as of the last day of the calendar month most recently ended at least 15 days prior to such extension of credit, shall have been delivered to the Bank; and

     (d) Such extension or renewal of credit will not cause the aggregate of all Advances to exceed the lesser of: (a) the Credit Limit, and (b) the Borrowing Base, calculated as of the date of the most recently delivered Borrowing Base Certificate.

     Each request for an extension of credit hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such request and as of the date of each extension of credit, that the conditions in this Section are satisfied.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     5.01 Corporate Existence and Power. The Borrower: (a) is a corporation duly organized and existing under the laws of the state of its organization;
(b) has the power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets, carry on its business, and to execute, deliver, and perform its obligations under, the Credit Documents; and
(c) is duly qualified and properly licensed and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such license or qualification.

     5.02 Authorization. The execution, delivery and performance by the Borrower of this Agreement and any other Credit Document have been duly authorized by all necessary corporate action, and do not and will not: (a) contravene the terms of any organizational or charter documents; (b) conflict with or result in any breach or contravention of, or the creation of any lien, security interest, or charge under, any agreement, contract, indenture, document, or instrument to which the Borrower is a party or by which any property is bound, or any order, injunction, writ, or decree of any governmental authority to which the Borrower or any property is subject; or (c) violate any law, rule, regulation, or determination of an arbitrator or of a court or other governmental authority, in each case applicable to or binding upon the Borrower or any property.

     5.03 Enforceability. This Agreement is a legal, valid, and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and the other Credit Documents and any other instrument or agreement required under this Agreement, when executed and delivered, will be legal, valid, binding, and enforceable in accordance with its terms against the Borrower.

     5.04 Compliance with Laws. The Borrower is in compliance with all foreign, federal, state and local laws, rules, regulations and determinations of arbitrators, courts and other governmental authorities materially affecting the business, operations or property of the Borrower (including Environmental
Laws).

     5.05 Permits, Franchises. The Borrower or its Subsidiaries possess all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable the Borrower and its Subsidiaries to conduct the businesses in which they are now engaged.

     5.06 Litigation. There is no litigation, tax claim, proceeding, governmental or administrative action, arbitration proceeding or dispute pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any of their properties, the adverse determination of which would result in a Material Adverse Effect.

     5.07  No Event of Default.  There exists no Default or Event of Default.

     5.08 Other Obligations. As of the Closing Date, the Borrower is not in default under any other agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property, to which the Borrower is a party as borrower, guarantor, installment purchaser, or lessee, except as disclosed in writing to the Bank prior to the Closing Date.

     5.09 Tax Returns. The Borrower has no knowledge of any material pending assessments or adjustments with respect to its income tax liabilities for any year, except as disclosed in writing to the Bank prior to the Closing Date.

     5.10 Information Submitted. All financial and other information that has been submitted by the Borrower to the Bank, including the Borrower's financial statement delivered to the Bank most recently prior to the Closing Date: (a) in the case of financial statements, is prepared in accordance with GAAP; and
(b) is true and correct in all material respects and is complete insofar as may be necessary to give the Bank true and accurate knowledge of the subject matter thereof.

     5.11 No Material Adverse Effect. Since September 30, 1995, there has been no Material Adverse Effect.

     5.12  ERISA.  Neither the Borrower nor any Subsidiary has any Plans.

     5.13 Environmental Matters. (a) The properties of the Borrower and its Subsidiaries do not contain and have not previously contained (at, under, or about any such property) any Hazardous Substances or other contamination (i) in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws, (ii) which could interfere with the continued operation of such property, or (iii) which could impair the fair market value thereof; and (b) there has been no transportation or disposal of Hazardous Substances from, nor any release or threatened release of Hazardous Substances at or from, any property of the Borrower or any of its Subsidiaries in violation of or in any manner which could give rise to liability under any Environmental Laws. Neither the Borrower nor any of its Subsidiaries has received or is aware of any material claim or notice of material violation, alleged material violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the properties or operations of the Borrower or any of its Subsidiaries, nor does the Borrower have knowledge or reason to believe that any such action is being contemplated, considered, or threatened.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

     So long as credit is available under this Agreement and until full and final payment of all of the Borrower's obligations under this Agreement and any other Credit Document:

     6.01 Notices of Certain Events. The Borrower shall promptly give written notice to the Bank of:

     (a) all litigation, proceedings or actions affecting the Borrower or its Subsidiaries where the amount claimed is $1,000,000 or more;

     (b) any substantial dispute which may exist between the Borrower or its Subsidiaries and any governmental regulatory body or law enforcement authority;

     (c)  any Default or Event of Default;

     (d) any of the representations and warranties in Article V ceases to be true and correct; and

     (e) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

     6.02 Financial and Other Information. The Borrower shall deliver to the Bank in form and detail satisfactory to the Bank, and in such number of copies as the Bank may request:

     (a) Within 105 days after the end of each fiscal year, the Borrower's consolidated financial statements for such year audited by a certified public accountant, together with an unqualified opinion of such certified public accountant, and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings and cash flow;

     (b) Within 60 days after the end of each fiscal quarter, the Borrower's consolidated financial statements for such quarter certified by a responsible officer of the Borrower as being true and correct, and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings and cash flow;

     (c) Within 15 days after the date of filing with the Securities and Exchange Commission, copies of any of the Borrower's Form 10-K Annual Reports, Form 10-Q Quarterly Reports and Form 8-K Current Reports;

     (d) Within 15 days after the end of each month during which any Advance is outstanding hereunder, a Borrowing Base Certificate for as of the end of such month;

     (e) Concurrently with the delivery of the financial statements referred to in subsections 6.02(a) and (b), a Compliance Certificate for such fiscal period; and

     (f) Promptly upon request, such other materials and information relating to the Borrower or its Subsidiaries as the Bank may request.

     6.03 Books, Records, Audits and Inspections. The Borrower shall, and shall cause its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required hereunder in accordance with GAAP, and in compliance with the regulations of any governmental regulatory body having jurisdiction over the Borrower or its Subsidiaries, or the Borrower's or its Subsidiaries' businesses, and permit employees or agents of the Bank at any reasonable time to inspect the Borrower's and its Subsidiaries' properties, and to examine or audit the Borrower's and its Subsidiaries' books, accounts, and records and make copies and memoranda thereof.

     6.04 Use of Facility. The Borrower shall use the credit facility provided herein solely for working capital and other general corporate purposes not in contravention of any requirement of law.

     6.05 Insurance. The Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of businesses similar to those of the Borrower, including fire, extended coverage, public liability (including coverage for contractual liability), property damage (including use and occupance), business interruption, and workers' compensation, all carried by insurers and in amounts satisfactory to the Bank, with loss payable endorsements on such types of insurance as the Bank may request, and deliver to the Bank from time to time, at the Bank's request, a copy of each insurance policy, or if permitted by the Bank, a certificate of insurance setting forth all insurance then in effect.

     6.06 Compliance with Laws. The Borrower shall at all times comply with, and cause its Subsidiaries to comply with, all laws, statutes (including any fictitious name statute), rules, regulations, orders, and directions of any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries or the business of the Borrower or any of its Subsidiaries (including all Environmental Laws).

     6.07 Change in Name, Structure or Location. The Borrower shall notify the Bank in writing prior to any change in (a) the Borrower's name, (b) the Borrower's business or legal structure, or (c) the Borrower's place of business or chief executive office if the Borrower has more than one place of business.

     6.08 Existence and Properties. The Borrower and each of its Subsidiaries shall maintain and preserve its existence and all rights, privileges, and franchises now enjoyed, conduct its business in an orderly, efficient, and customary manner, keep all the its properties in good working order and condition, and from time to time make all needed repairs, renewals, or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved.

     6.09 Additional Acts. The Borrower shall perform, on request of the Bank, such acts as may be necessary or advisable to perfect any lien or security interest contemplated hereby or otherwise to carry out the intent of this Agreement.

     6.10 Existing Facility. As of the Closing Date, there are no outstanding loans or other obligations owing to the Bank under the Existing Facility.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

     So long as credit is available under this Agreement and until full and final payment of all of the Borrower's obligations under this Agreement and any other Credit Document:

     7.01 Other Indebtedness. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or permit to exist any indebtedness or liabilities for or resulting from borrowed money, loans or advances, or for the deferred purchase price of property under capital leases, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or become liable as a guarantor, surety, accommodation endorser, or otherwise for or upon the obligation of any other person, firm, or corporation; provided, however, that this Section shall not prohibit: (a) the acquisition of goods, supplies or merchandise on normal trade credit; (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted; (c) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted; (d) purchase money financing of equipment to the extend permitted by subsection 7.02(f); and (e) other unsecured indebtedness in an aggregate principal amount not to exceed $500,000 at any time.

     7.02 Liens. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, assume or suffer to exist any security interest, deed of trust, mortgage, lien (including the lien of an attachment, judgment or execution) or encumbrance, securing a charge or obligation, on or of any of its or their property, real or personal, whether now owned or hereafter acquired, except: (a) liens, security interests and encumbrances in favor of the Bank; (b) liens, security interests and encumbrances in existence as of the date of this Agreement and disclosed to the Bank in writing prior to the Closing Date; (c) liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty; (d) liens in connection with workers' compensation, unemployment insurance or other social security obligations; (e) mechanics', worker's, materialmen's, landlords', carriers' or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due; and (f) purchase money security interests in personal property hereafter acquired when the security interest does not extend beyond the property purchased.

     7.03 Acquisitions. The Borrower and its Subsidiaries shall not acquire or purchase control of, or the assets or business of, any other person, firm or corporation, except to the extent permitted by Section 7.05(b)(iv).

     7.04 Dividends. Neither the Borrower nor any of its Subsidiaries that is not wholly-owned by the Borrower shall declare or pay any dividends or distributions on any of its shares now or hereafter existing, or purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except dividends payable solely in its capital stock.

     7.05 Loans. Neither the Borrower nor any of its Subsidiaries shall: (a) make any loans, advances or other extensions of credit to any of the Borrower's or such Subsidiary's executives, officers or directors or shareholders (or any relatives of any of the foregoing) other than in the ordinary course of business; or (b) make loans, advances or other extensions of credit to or invest in any other person, firm, corporation or other entity, other than
(i) investments in cash equivalents, (ii) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, (iii) extensions of credit by the Borrower to any of its wholly-owned Subsidiaries or by any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries; and

(iv) investments incurred in order to consummate acquisitions, provided, that
(i) the aggregate cash consideration, including assumption of existing obligations, of all acquisitions after the Closing Date shall not exceed at the time $1,000,000, (ii) such acquisition is undertaken in accordance with all applicable requirements of law, (iii) the prior, effective written consent or approval to such acquisition of the board of directors or equivalent governing body of the acquiree is obtained, and (iv) the acquiree is in the Borrower's general line of business.

     7.06 Liquidations and Mergers. Neither the Borrower nor any of its Subsidiaries shall liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture or other combination, except that any person may merge with or into the Borrower or a Subsidiary in connection an acquisition permitted by Section 7.05(b)(iv), provided that the Borrower or such Subsidiary, as applicable, shall be the continuing or surviving corporation.

     7.07 Sale of Assets. Neither the Borrower nor any of its Subsidiaries shall: (a) sell, lease or otherwise dispose of its business or assets as a whole or such as in the opinion of the Bank constitutes a substantial portion of its business or assets; (b) sell or otherwise dispose of any of its accounts receivable except in connection with the collection of same in the ordinary course of business; (c) sell or otherwise dispose of any of its assets except for full, fair and reasonable consideration; or (d) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

     7.08 Business Activities; ERISA. The Borrower shall not engage in any business activities or operations substantially different from or unrelated to present business activities and operations. Neither the Borrower nor any Subsidiary shall create or permit to exist any Plan with respect to which it may have any liability.

     7.09 Regulations G, T, U, and X. The Borrower shall not, and shall not permit any of its Subsidiaries to, use any portion of the proceeds of any Advances or extensions of credit hereunder, directly or indirectly, (a) to purchase or carry margin stock (within the meanings of Regulations G, T, U, and X of the FRB), (b) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry any such margin stock, (c) to extend credit for the purpose of purchasing or carrying any such margin stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

     7.10 Quick Ratio. The Borrower shall not permit, as of the last day of any fiscal quarter, on a consolidated basis, the ratio of its (a) sum of cash, short-term cash investments, marketable securities not classified as long-term investments and accounts receivable to (b) current liabilities, be less than
(i) 0.80:1.00, from the Closing Date through September 30, 1996, and (ii) 0.90:1.00 from December 31, 1996 and thereafter.

     7.11 Tangible Net Worth. The Borrower shall not permit, as of the last day of any fiscal quarter, on a consolidated basis, its Tangible Net Worth to be less than $6,500,000 plus the sum of (i) 75% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after the date of this Agreement, (ii) 100% of the net proceeds from any equity securities issued after the date of this Agreement, and (iii) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

     7.12 Total Liabilities to Tangible Net Worth. The Borrower shall not permit, as of the last day of any fiscal quarter, on a consolidated basis, the its ratio of (a) total liabilities, to (b) Tangible Net Worth to be greater than (i) 3.00:1.00, from the Closing Date through September 30, 1996, and (ii) 2.50:1.00 from December 31, 1996 and thereafter.

     7.13 Consecutive Quarterly Losses; Losses in One Quarter. The Borrower, on a consolidated basis, shall not incur: (a) any quarterly net or operating loss in any two consecutive fiscal quarters, or (b) any quarterly net or operating loss in excess of $1,000,000.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

     8.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement:

     (a) Failure to Pay. The Borrower fails to pay, when due, any installment of principal, or within three days after the date when due, any interest, fee or any other sum due under this Agreement or any other Credit Document in accordance with the terms hereof or thereof.

     (b) Breach of Representation or Warranty. Any representation or warranty herein or in any other Credit Document proves to have been false or misleading in any material respect when made.

     (c) Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01, 6.02 or 6.03 or Article VII hereof.

     (d) Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Credit Document, and such default shall continue unremedied for a period of 20 days after the earlier of
(i) the date upon which the chief executive or chief financial officer of the Borrower knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Bank.

     (e) Trade Suits. One or more suits are filed against the Borrower or any of its Subsidiaries by a trade creditor or trade creditors of the Borrower or any of its Subsidiaries in the aggregate amount of $1,000,000 or more.

     (f) Judgments. One or more judgments or arbitration awards are entered against the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries enters into any settlement agreement with respect to any litigation or arbitration, in the aggregate amount of $1,000,000 or more on a claim or claims not covered by insurance.

     (g) Failure to Pay Debts; Voluntary Bankruptcy. The Borrower or any Subsidiary (i) fails to pay the Borrower's or such Subsidiary's debts generally as they come due, or (ii) files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

     (h) Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against the Borrower or any Subsidiary, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of the Borrower or any Subsidiary; provided, however, that such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within 30 days from the date of said filing or appointment.

     (i) Default of Other Financial Obligations. Any default occurs under any other agreement involving the borrowing of money or the extension of credit to which the Borrower or any Subsidiary may be a party as borrower, guarantor or installment purchaser, if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation.

     (j) Default under other Credit Documents. Any Credit Document (other than this Agreement), or other agreement, document or instrument required hereunder or executed in connection herewith is breached or becomes ineffective or any default occurs under any such agreement or instrument.

     (k) Default of Other Bank Obligations. Any default occurs under any other obligation of the Borrower or any Subsidiary to the Bank or to any subsidiary or affiliate of the Bank.

     (l)  Material Adverse Effect.  There occurs a Material Adverse Effect.

     (o) Change of Control. (i) Any person or two or more persons acting in concert shall acquire beneficial ownership, directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or
(ii) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the Board of Directors of the Borrower unless the persons replacing such individuals were nominated by the Board of Directors of the Borrower; or (iii) any person or two or more persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Borrower (or other securities convertible into such securities) representing 20% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors.

     8.02 Remedies. If any Event of Default occurs: (a) any indebtedness of the Borrower hereunder or under any of the other Credit Documents, any term hereof or thereof to the contrary notwithstanding, shall at the Bank's option (but automatically upon the occurrence of an Event of Default described in subsection 8.01(g) or subsection 8.01(h)) and without notice, become immediately due and payable without presentment, demand, protest, or notice of dishonor, or any other notice, all of which are hereby expressly waived by the Borrower to the full extent permitted by law; (b) the obligation, if any, of the Bank to make further loans or extensions of credit hereunder shall immediately cease and terminate; and (c) the Bank shall have all rights, powers and remedies available hereunder and under each of the other Credit Documents, or accorded by law or equity. All rights, powers and remedies of the Bank may be exercised at any time by the Bank and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of the Bank in connection with each of the Credit Documents are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity.



                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any other Credit Document or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Bank.

     9.02 Consents and Waivers. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

     9.03 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois.

     9.04 Costs and Attorneys' Fees. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated, pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to, this Agreement and any other Credit Document and the consummation of the transactions contemplated hereby and thereby, including reasonable attorney fees and disbursements and the allocated cost of internal counsel and disbursements, incurred by the Bank with respect thereto; and in connection with the enforcement, attempted enforcement or preservation of any rights or remedies hereunder or under any Credit Document, including any "workout" or restructuring under this Agreement, including attorney fees and disbursements and the allocated cost of internal counsel and disbursements.

     9.05 Integration; Amendment. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Borrower and the Bank. This Agreement may be amended or modified only in writing, signed by the Borrower and the Bank.

     9.06 Borrower's Documents. The Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower and shall destroy or otherwise dispose of same at such time as the Bank, in its discretion, deems appropriate.

     9.07 Participations. The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other person, firm, corporation or other entity (a "Participant") all or part of the obligations of the Borrower under this Agreement and any other Credit Document. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of the Borrower which may be in the hands of the Bank or such Participant, respectively. The Borrower authorizes the Bank to disclose to any prospective Participant and any Participant any and all information in the Bank's possession concerning the Borrower and its Subsidiaries, this Agreement or any other Credit Document; provided, however, that any such prospective Participant or Participant shall agree to keep any such information confidential.

     9.08 General Indemnification. The Borrower shall pay and indemnify the Bank, the Bank's affiliates, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, or disbursements (including attorneys' fees and disbursements and the allocated costs of internal counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Credit Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation, or proceeding related to this Agreement, any violation of any Environmental Law by the Borrower or its Subsidiaries, any release of a Hazardous Substance at or from any property of the Borrower or any of its Subsidiaries, or the loans and other extensions of credit hereunder or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other obligations of the Borrower hereunder or under the other Credit Documents.

     9.09 Arbitration; Reference Proceeding. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any other Credit Document or other agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration.

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



     9.10 Notices. (a) All notices, requests and other communications provided for hereunder shall be in writing and mailed or delivered to a party at its address specified on the signature pages hereof, or to such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when transmitted by overnight delivery, be effective when delivered for overnight delivery, or if personally delivered, upon such personal delivery, except that notices pursuant to Article II shall not be effective until actually received by the Bank.

     (b) The Borrower acknowledges and agrees that any agreement of the Bank pursuant to Article II hereof to receive notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. Telephone requests may be made by any individual identified in writing to the Bank on a form acceptable to the Bank as being authorized to make such requests. The Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by the Borrower to make such requests without making independent inquiry. The Borrower assumes the full risk of, and the Bank shall not be responsible for, any delays or errors in transmission, and the obligation of the Borrower to repay the loans and other extensions of credit hereunder shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     9.11 Headings; Interpretation. Article, section, and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

     9.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     9.13 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     9.14 Termination of Existing Facility. The Borrower hereby permanently terminates the Bank's commitment to extend credit under the Existing Facility. The Bank agrees to execute such termination statements and other documents as may be reasonably required in order to release the liens granted to the Bank in connection with the Existing Facility.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       SPSS INC.


                                       By: _______________________________
                                       Title:

                                       Address where notices to
                                       Borrower are to be sent:

                                       SPSS Inc.
                                       444 North Michigan Avenue
                                       Chicago, IL  60611
                                       Attention:  Robert Brinkmann
                                       Telephone:  (312) 329-2400
                                       Telecopier:  (312) 329-3560


                                       BANK OF AMERICA ILLINOIS


                                       By: _______________________________
                                       Title:

                                       Address where notices to
                                       Bank are to be sent:

                                       Bank of America Illinois
                                       c/o Bank of America National Trust
                                       and Savings Association
                                       The Mid-Cap Technology Group #3537
                                       530 Lytton Avenue, Second Floor
                                       Palo Alto, CA  94301
                                       Attention:  Cecily Person
                                       Telephone:   415/853-4688
                                       Telecopier:  415/853-4476

                                       40